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                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                            MUZAK LIMITED PARTNERSHIP

                                       AND

                          FOOTHILL CAPITAL CORPORATION

                          DATED AS OF DECEMBER 30, 1998







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                                TABLE OF CONTENTS

                                                                           Page

1.                DEFINITIONS AND CONSTRUCTION. 2
         1.1      Definitions..............................................  2
         1.2      Accounting Terms......................................... 19
         1.3      Code..................................................... 19
         1.4      Construction............................................. 19
         1.5      Schedules and Exhibits................................... 20
         1.6      Obligors................................................. 20
2.                LOAN AND TERMS OF PAYMENT................................ 20
         2.1      Revolving Advances....................................... 20
         2.2      Letters of Credit........................................ 21
         2.3      Acquisition Advance...................................... 24
         2.4      Centre Support Advance................................... 24
         2.5      Overadvances............................................. 26
         2.6      Interest and Letter of Credit Fees:  Rates, Payments,
                    and Calculations....................................... 26
         2.7      Collection of Accounts................................... 27
         2.8      Crediting Payments; Application of Collections........... 28
         2.9      Designated Account. 28
         2.10     Maintenance of Loan Account; Statements of Obligations... 29
         2.11     Fees..................................................... 29
3.                CONDITIONS; TERM OF AGREEMENT............................ 30
         3.1      Conditions Precedent to the Initial Advance,
                    Acquisition Advance, or Centre Support Advance......... 30
         3.2      Conditions Precedent to all Advances, the Acquisition
                    Advance, the Centre Support Advance and all Letters
                    of Credit.............................................. 33
         3.3      Condition Subsequent..................................... 33
         3.4      Term..................................................... 34
         3.5      Effect of Termination.................................... 34
         3.6      Early Termination by Borrower............................ 34
         3.7      Termination Upon Event of Default........................ 35
4.                CREATION OF SECURITY INTERESTS........................... 35
         4.1      Grants of Security Interests............................. 35
         4.2      Negotiable Collateral.................................... 35
         4.3      Collection of Accounts................................... 36
         4.4      Delivery of Additional Documentation Required............ 36
         4.5      Power of Attorney........................................ 36

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         4.6      Right to Inspect......................................... 37
5.                REPRESENTATIONS AND WARRANTIES........................... 37
         5.1      No Encumbrances.......................................... 37
         5.2      Eligible Accounts........................................ 37
         5.3      Eligible Inventory....................................... 38
         5.4      Equipment................................................ 38
         5.5      Location of Inventory and Equipment...................... 38
         5.6      Inventory Records........................................ 38
         5.7      Location of Chief Executive Office; FEIN................. 38
         5.8      Due Organization and Qualification; Subsidiaries......... 38
         5.9      Due Authorization; No Conflict........................... 39
         5.10     Litigation............................................... 40
         5.11     No Material Adverse Change............................... 41
         5.12     Solvency................................................. 41
         5.13     Employee Benefits........................................ 41
         5.14     Environmental Condition.................................. 41
         5.15     Brokerage Fees........................................... 42
         5.16     Year 2000 Compliance..................................... 42
         5.17     Intellectual Property.................................... 42
         5.18     Leases................................................... 42
         5.19     Material MTI Customer Contracts.......................... 42
6.                AFFIRMATIVE COVENANTS.................................... 43
         6.1      Accounting System........................................ 43
         6.2      Collateral Reporting..................................... 43
         6.3      Financial Statements, Reports, Certificates.............. 44
         6.4      Tax Returns.............................................. 46
         6.5      Guarantor Reports........................................ 46
         6.6      Returns.................................................. 46
         6.7      Title to Equipment....................................... 46
         6.8      Maintenance of Equipment................................. 46
         6.9      Taxes.................................................... 47
         6.10     Insurance................................................ 47
         6.11     No Setoffs or Counterclaims.............................. 48
         6.12     Location of Inventory and Equipment...................... 49
         6.13     Compliance with Laws..................................... 49
         6.14     Employee Benefits........................................ 49
         6.15     Licenses, Leases, and Satellite Access Agreements........ 50
         6.16     Brokerage Commissions.................................... 50
         6.17     Year 2000 Compliance..................................... 51
         6.18     Transfer and License of Relevant Copyrights.............. 51

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7.                NEGATIVE COVENANTS....................................... 51
         7.1      Indebtedness............................................. 51
         7.2      Liens.................................................... 52
         7.3      Restrictions on Fundamental Changes...................... 52
         7.4      Disposal of Assets....................................... 52
         7.5      Change Name.............................................. 53
         7.6      Guarantee................................................ 53
         7.7      Nature of Business....................................... 53
         7.8      Prepayments and Amendments............................... 53
         7.9      Change of Control........................................ 53
         7.10     Consignments............................................. 53
         7.11     Distributions............................................ 53
         7.12     Accounting Methods....................................... 54
         7.13     Investments.............................................. 54
         7.14     Transactions with Affiliates............................. 54
         7.15     Suspension............................................... 54
         7.16     [Intentionally Omitted].................................. 54
         7.17     Use of Proceeds.......................................... 54
         7.18     Change in Location of Chief Executive Office;
                    Inventory and Equipment with Bailees................... 55
         7.19     No Prohibited Transactions Under ERISA................... 55
         7.20     Financial Covenants...................................... 56
         7.21     Capital Expenditures..................................... 58
         7.22     Copyright Sub License Agreement; Relevant Copyrights..... 58
         7.23     Third-Party Billing Agreements........................... 58
8.                EVENTS OF DEFAULT........................................ 58
9.                FOOTHILL'S RIGHTS AND REMEDIES........................... 61
         9.1      Rights and Remedies...................................... 61
         9.2      Remedies Cumulative...................................... 63
10.               TAXES AND EXPENSES....................................... 63
11.               WAIVERS; INDEMNIFICATION................................. 64
         11.1     Demand; Protest; etc..................................... 64
         11.2     Foothill's Liability for Collateral...................... 64
         11.3     Indemnification.......................................... 64
12.               NOTICES.................................................. 65
13.               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............... 66
14.               DESTRUCTION OF OBLIGORS'DOCUMENTS........................ 67
15.               GENERAL PROVISIONS....................................... 67
         15.1     Effectiveness............................................ 67
         15.2     Successors and Assigns................................... 67
         15.3     Section Headings......................................... 67

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         15.4     Interpretation........................................... 67
         15.5     Severability of Provisions............................... 68
         15.6     Amendments in Writing.................................... 68
         15.7     Counterparts; Telefacsimile Execution.................... 68
         15.8     Revival and Reinstatement of Obligations................. 68
         15.9     Integration.............................................. 68
         15.10    Confidentiality.......................................... 69

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SCHEDULES AND EXHIBITS

Schedule E-1 (Eligible Inventory Locations)
Schedule M-1 (Material MTI Customer Contracts)
Schedule P-1 (Permitted Liens)
Schedule 5.7 (FEINs)
Schedule 5.8 (Subsidiaries)
Schedule 5.10 (Litigation)
Schedule 5.13 (ERISA Benefit Plans)
Schedule 5.14 (Environmental Conditions)
Schedule 6.12 (Location of Inventory and Equipment)
Schedule 7.1 (Permitted Indebtedness)

Exhibit C-1 (Form of Compliance Certificate)







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                           LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of December 30, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and MUZAK LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower"), with its chief executive office located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121.

                  The parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                  "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                  "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to the Obligors arising out of the sale, license, or lease of goods or General Intangibles, or the rendition of services by the Obligors (including all proceeds of the Relevant Copyrights), irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                  "Acquired Collateral" means all of Borrower's right, title, and interest in and to each of the following, if and to the extent all or any part of the acquisition price or cost of construction or improvement thereof is financed from the proceeds of an Acquisition Advance:

                    (a)  the Accounts,

                    (b)  the Books,

                    (c)  the Equipment,

                    (d) the General Intangibles (including the Material MTI Customer Contracts),

                    (e)  the Inventory,

                    (f)  the Investment Property,

                    (g)  the Negotiable Collateral,


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                  (h) the Real Property,

                  (i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

                  (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Acquired Collateral, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                  "Acquisition Advance" has the meaning set forth in Section
2.3.

                  "Adjusted Gross Accounts" means, as of any date of determination, the result of: (a) the aggregate amount of Accounts created by Borrower and arising out of Borrower's sale or lease of goods or rendition of services in the ordinary course of business, minus (b) the sum of (i) the amount of the reserve established on the books of Borrower (and reported to Foothill in writing hereunder) with respect to uncollectable Accounts, plus (ii) the aggregate amount of payments required to be made by Borrower to its franchisees under its franchise agreements (including in respect of the so-called "Adjunct Services Revenue Sharing" and the "Multi-Territory Accounts Program"), plus
(iii) the aggregate amount of Accounts, in excess of the Advance Billing Limit, with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale.

                  "Advance Billing Limit" means, as of any date of determination, an amount equal to: (a) during the first 6 months following the Closing Date, $3,000,000; (b) during the 7th month following the Closing Date, $2,500,000; (c) during the 8th month following the Closing Date, $2,000,000; (d) during the 9th month following the Closing Date, $1,500,000; (e) during the 10th month following the Closing Date, $1,000,000; (f) during the 11th month following the Closing Date, $500,000; and (g) thereafter, zero (-0-).

                  "Advances" has the meaning set forth in Section 2.1(a).

                  "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

                  "Agreement" has the meaning set forth in the preamble hereto.


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                  "Applicable Margin" means, as of any date of determination,
(a) 1.25 percentage points, so long as the Advance Billing Limit exceeds zero (-0-); and (b) 0.25 percentage points, from and after the date that the Advance Billing Limit equals zero (-0-).

                  "Authorized Person" means any officer or other employee of Borrower.

                  "Availability" means, as of any date of determination, the aggregate amount of additional Advances that Borrower would be entitled to borrow on such date under the terms of this Agreement under Sections 2.1, 2.3, and 2.4, provided that Borrower's trade payables are aged consistent with historical practices.

                  "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.ss. 101 et seq.), as amended, and any successor statute.

                  "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                  "Books" means, with respect to any Obligor, all of the Obligors' books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to the Obligors' business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                  "Borrower" has the meaning set forth in the preamble to this Agreement.

                  "Borrower Collateral" means all of Borrower's right, title, and interest in and to each of the following:

                  (a) the Accounts,

                  (b) the Inventory, and

                  (c) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and the proceeds thereof.

                  "Borrowing Base" has the meaning set forth in Section 2.1(a).

                  "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                  "Centre" means Centre Capital Investors L.P., a Delaware limited partnership.

                  "Centre Support Advance" has the meaning set forth in Section 2.4.

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                  "Centre Support Letter of Credit" means (i) a letter of
credit, in form and substance (including conditions to drawing) satisfactory to Foothill and as may be renewed from time to time, in the face amount not less than $4,211,000 and with an initial stated expiration date not earlier than the first anniversary of the Closing Date, issued for the account of Centre for the benefit of Foothill by a bank acceptable to Foothill, or (ii) a Substitute Centre Support Letter of Credit issued to Foothill pursuant to Section 2.4(g). Borrower hereby acknowledges that Borrower has no right, title, or interest whatsoever in or to the proceeds of any draw under the Centre Support Letter of Credit.

                  "Change of Control" shall be deemed to have occurred at such time as: (a) a "Change of Control" (as such term is defined in the Indenture) occurs; (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) that is not a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) as of the Closing Date becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of Equity Interests then outstanding of Holdings entitled to vote in the election of directors; (c) a majority of members of the board of directors of Holdings shall not be Continuing Directors; (d) Holdings shall cease to be the managing partner of MLP Acquisition or MLP Administration; (e) MLP Acquisition shall cease to be the managing partner of Borrower; or (f) Borrower shall cease to own and control, directly and of record, 100% of the issued and outstanding capital Equity Interests of Copyright Sub.

                  "Closing Date" means the date of the first to occur of the making of the initial Advance, Acquisition Advance, Centre Support Advance or the issuance of the initial Letter of Credit.

                  "Code" means the California Uniform Commercial Code.

                  "Collateral" means, collectively, the Acquired Collateral, the Borrower Collateral, and the Guarantor Collateral.

                  "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                  "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                  "Concentration Account" has the meaning set forth in Section 2.7.

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                  "Concentration Account Agreements" means, individually and collectively, those certain concentration account agreements, each in form and substance (including with respect to blocked account arrangements (if any)) satisfactory to Foothill, among Foothill, Borrower, and the Concentration Account Bank.

                  "Concentration Account Bank" means Wells Fargo Bank, National Association.

                  "Continuing Director" means, as of any date of determination, a member of the board of directors of Holdings who (a) was a member of the board of directors of Holdings on the Closing Date, or (b) was nominated to be a member of the board of directors of Holdings by a majority of the Continuing Directors then in office to fill a vacancy left by the death, expiration of term, permanent disability, or resignation of a Continuing Director.

                  "copyright" shall have the meaning ascribed to such term in the United States Copyright Act of 1976, and includes unregistered copyrights.

                  "Copyright Sub" has the meaning set forth in the definition of "Structuring Transactions".

                  "Copyright Sub License Agreement" has the meaning set forth in the definition of "Structuring Transactions".

                  "Daily Balance" means the amount of an Obligation owed at the end of a given day.

                  "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                  "Designated Account" means account number 4801900838 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

                  "Designated Account Bank" means Wells Fargo Bank, National Association, whose office is located at 333 South Grand Avenue, Suite 300, Los Angeles, California 90071, and whose ABA number is 121-000-248.

                  "Dilution" means, in each case based upon the experience of the immediately prior 60 days, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, co-op advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause
(a).

                  "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts or Adjusted Gross Accounts by one percentage point for each percentage point by which Dilution is in excess of 10%.


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                  "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                  "Dollars or $" means United States dollars.

                  "Early Termination Premium" has the meaning set forth in
Section 3.6.

                  "EBITDA" means, with respect to any fiscal period, the sum of Borrower's net earnings (or loss), excluding extraordinary gains or extraordinary losses, before interest expense, taxes, amortization, depreciation, and equity-based compensation, in each case for such period as determined in accordance with GAAP.

                  "Eligible Accounts" means those Accounts of Borrower created by Borrower in the ordinary course of business, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

                  (a) Accounts that the Account Debtor has failed to pay within 120 days of invoice date or Accounts with selling terms of more than 30 days;

                  (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

                  (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

                  (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                  (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly


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drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

                  (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. ss. 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act or as to which Borrower has complied with its statutory counterpart to the Assignment of Claims Act);

                  (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of the amount of such right of setoff, disputed liability, or claim;

                  (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                  (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; provided, however, that if the amount owed to Borrower by such Account Debtor is entitled to administrative expense priority under Section 503 of the Bankruptcy Code, such Account shall not be deemed ineligible pursuant to this clause (i);

                  (j) [intentionally omitted];

                  (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale, if and to the extent such Accounts in the aggregate exceed the Advance Billing Limit;

                  (l) Accounts with respect to which the Account Debtor is a franchisee of Borrower and that do not arise out of Borrower's sale or lease of goods or rendition of services to such Account Debtor, including any Accounts consisting of (i) franchise royalties or fees, (ii) revenues of such franchisee shared with Borrower, or (iii) payments in respect of the licensing of General Intangibles; and

                  (m) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of


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
such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement.

                  "Eligible Inventory" means System Inventory of Borrower held for sale or lease or to be furnished under a contract of service in the ordinary course of Borrower's business, that are not installed or in operation, that are located at or in-transit between Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

                  (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

                  (b) it is not located at one of the locations set forth on Schedule E-1 (as such schedule may be updated from time to time pursuant to Section 6.12); provided, however, that Inventory located at Borrower's Orlando, Florida location set forth on such schedule shall not be eligible unless Borrower has obtained a Collateral Access Agreement from the lessor of such location;

                  (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                  (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

                  (e) it consists of goods returned or rejected by Borrower's customers or goods in transit; and

                  (f) it is obsolete or slow moving, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

                  "Equipment" means all of the Obligors' present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings,


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
fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) [intentionally omitted], (b) any interest of the Obligors in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                  "Equity Interests" means all shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or equivalent entity, whether voting or nonvoting, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                  "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                  "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                  "Event of Default" has the meaning set forth in Section 8.

                  "Existing Lender" means, collectively, (a) NBD Bank, (b) Barbara L. Berent, and (c) Bank of America, NT & SA.

                  "Extant Letter of Credit" has the meaning set forth in Section 2.4(g).

                  "FEIN" means Federal Employer Identification Number.

                  "Foothill" has the meaning set forth in the preamble to this Agreement.

                  "Foothill Account" has the meaning set forth in Section 2.7.

                  "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by the Obligors under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with the Obligors, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining the Obligors' Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with any Obligor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Obligor), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                  "Franchisee Reserve" means, as of any date of determination, a reserve in an amount (if any) equal to the aggregate amount of payments required to be made by Borrower to its franchisees under its franchise agreements (including in respect of the so-called "Adjunct Services Revenue Sharing" and the "Multi-Territory Accounts Program") in excess of $3,000,000.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                  "Governing Documents" means the certificate or articles of incorporation, by-laws, partnership agreement, certificate of limited partnership, or other organizational or governing documents of any Person.

                  "Guarantor" means, individually and collectively, MLP Acquisition, MLP Administration, MLP Communications, MCC, and Copyright Sub.

                  "Guarantor Collateral" means any and all property of Guarantor that is the subject of a Lien in favor of Foothill pursuant to the Loan Documents.

                  "Guarantor Security Agreement" means a security agreement, in form and substance satisfactory to Foothill, between Foothill and Guarantor.

                  "Guaranty" means a general continuing guaranty, in form and substance satisfactory to Foothill, by Guarantor in favor of Foothill.

                  "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                  "Holdings" means Music Holdings Corp., a Delaware corporation.

                  "Indebtedness" means: (a) all obligations of the Obligors for borrowed money, (b) all obligations of the Obligors evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of the Obligors in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of the Obligors under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of the Obligors, irrespective of whether such obligation or liability is assumed, and
(e) any obligation of the Obligors guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to the Obligors) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                  "Indenture" means that certain Indenture, dated as of October 2, 1996, among Borrower, MCC, and First Trust National Association, as trustee.

                  "Indenture Documents" means, individually and collectively, the Indenture and all agreements, instruments, and documents executed in connection therewith or pursuant thereto to which Borrower and its Affiliates are party or by which their assets are bound.

                  "Indenture Borrowing Limit" has the meaning ascribed to the term "Borrowing Base" in the Indenture.

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "Inventory" means all present and future inventory in which any Obligor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of the Obligors' present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                  "Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "L/C" has the meaning set forth in Section 2.2(a).

                  "L/C Guaranty" has the meaning set forth in Section 2.2(a).

                  "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

                  "Letter of Credit Usage" means the sum of (a) the undrawn amount of outstanding Letters of Credit plus (b) the amount of unreimbursed drawings under Letters of Credit.

                  "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                  "Loan Account" has the meaning set forth in Section 2.10.

                  "Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, the Concentration Account Agreements, the Centre Support Letter of Credit, the Obligor Subordination Agreement, the Guaranty, the Guarantor Security Agreements, the Pledge Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                  "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Obligors, (b) the material impairment of the Obligors' ability to perform their obligations under the Loan Documents of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

                  "Material MTI Customer Contracts" means those customer contracts of MTI acquired by Borrower pursuant to the MTI Purchase Agreement that are identified on Schedule M-1, as amended and modified from time to time.

                  "Maturity Date" has the meaning set forth in Section 3.4.

                  "Maximum Amount" means $20,000,000.

                  "MCC" means Muzak Capital Corporation, a Delaware corporation.

                  "MLP Acquisition" means MLP Acquisition, L.P., a Delaware limited partnership.

                  "MLP Administration" means MLP Administration Corp., a Delaware corporation.

                  "MLP Communications" means MLP Communications Company, a Washington general partnership.

                  "MTI" means Music Technologies, Inc., a Michigan corporation.

                  "MTI Purchase Agreement" means that certain Asset Purchase Agreement, dated as of October 28, 1998, between MTI and Borrower.

                  "MTI Seller Note" means that certain promissory note made by Borrower to the order of MTI, in the original principal amount of not more than $2,550,000.

                  "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                  "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

                  "Net Worth" means, as of any date of determination, Borrower's total partnership equity (deficit).

                  "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                  "Obligor Subordination Agreement" means a Subordination Agreement, in form and substance satisfactory to Foothill, between Foothill and the Obligors relative to the subordination in favor of Foothill of any and all Indebtedness owed by an Obligor to any other Obligor.

                  "Obligors" means, individually and collectively, Borrower and Guarantor.

                  "Overadvance" has the meaning set forth in Section 2.5.

                  "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

                  "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from each Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to such Existing Lender (or the obligations of MTI secured by the assets of MTI, as the case may be) and obtain a termination or release of all of the Liens existing in favor of such Existing Lender in and to the properties or assets of Borrower (or MTI, as the case may be).

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "Permitted Acquisition" means an acquisition by Borrower of assets of another Person (other than acquisitions by Borrower of Inventory or Equipment in the ordinary course of business), in one or more related transactions, satisfies each of the following conditions: (a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition; (b) the assets being acquired are utilized in the core business of Borrower and are free and clear of all Liens other than Permitted Liens; (c) Borrower shall have executed and delivered such UCC-1 financing statements, fixture filings, Collateral Access Agreements, and other documents as Foothill may request to perfect its Lien on all or any portion of the assets so acquired that constitute Borrower Collateral; (d) Borrower has provided Foothill with confirmation, supported by detailed calculations, that on a pro forma basis created by adding the projected consolidated financial statements of Borrower (including the financial statements related to any other assets that were the subject of a prior Permitted Acquisition during the relevant period) to the projected financial statements related to the assets to be acquired) pursuant to the proposed acquisition, Borrower will be in compliance with the financial covenants in
Section 7.20 hereof for the 12 months following the proposed date of consummation of such proposed acquisition; (e) such proposed acquisition does not involve consideration in excess of $5,000,000; and (f) in connection with such proposed acquisition, Borrower may not use directly or indirectly the proceeds of Advances in connection with the consummation of such proposed acquisition and shall provide an officer's certificate certifying that no such proceeds have been used, directly or indirectly, to consummate such acquisition. Anything herein to the contrary notwithstanding, neither any Accounts nor any Inventory acquired pursuant to a Permitted Acquisition shall become eligible for inclusion within the Borrowing Base unless and to the extent Foothill has completed its audit, appraisal, and standard due diligence with respect to such Accounts or Inventory and the results thereof are reasonably satisfactory to Foothill.

                  "Permitted Dispositions" means dispositions consisting of (a) sales or other dispositions of Inventory in the ordinary course of the Obligors' business as currently conducted, (b) licenses of General Intangibles by Borrower to licensees in the ordinary course of Borrower's business as currently conducted, (c) transfers and licenses of Relevant Copyrights pursuant to the Structuring Transactions and Section 6.18, (d) dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, and
(e) assignments to the relevant franchisee of customer contracts with account debtors in such franchisee's exclusive franchise territory, in each case, to the extent necessary to comply with the relevant franchise agreement.

                  "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) (i) the interests of lessors under operating leases, and (ii) purchase money Liens and the interests of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.1(e) and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset and any reasonable expenses incurred in connection with such purchase money financing transaction, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of the Obligors and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of the Obligors and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of the Obligors, (i) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which the relevant Obligor is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) [intentionally omitted], and (k) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by the Obligors or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of the Obligors.

                  "Permitted Protest" means the right of an Obligor to protest any Lien other than any such Lien that secures the Obligations (or other obligations under the Loan Documents), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of the relevant Obligor in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by the relevant Obligor in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                  "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                  "Pledge Agreement" means a pledge agreement, in form and substance satisfactory to Foothill, between Foothill and certain Obligors signatory thereto.

                  "Projections" means Borrower's (a) forecasted consolidated (i) balance sheets, (ii) income statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, and (b) forecasted Availability, in each case, together with appropriate supporting details and a statement of underlying assumptions.

                  "Purchase Money Indebtedness" means Indebtedness (other than the Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

                  "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

                  "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                  "Relevant Copyrights" means copyrights of Borrower or, pursuant to the Structuring Transactions or Section 6.18, of Copyright Sub, (a) that are sold, licensed, leased, or marketed by Borrower, and (b) the exploitation of which generates Accounts or revenues of Borrower.

                  "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                  "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                  "Structuring Transactions" means the following transactions:
(a) the creation by Borrower of a new wholly-owned Subsidiary of Borrower ("Copyright Sub"), which shall be a "Restricted Subsidiary" under the Indenture;
(b) the transfer by Borrower of all Relevant Copyrights to Copyright Sub as consideration for the issuance by Copyright Sub to Borrower of all issued and outstanding Equity Interests of Copyright Sub; and (c) the execution and delivery of a license agreement between Copyright Sub, as licensor, and Borrower, as licensee, pursuant to which Copyright Sub shall license the Relevant Copyrights, on a non-exclusive basis, to Borrower (the "Copyright Sub License Agreement").

                  "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the units or shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                  "Substitute Centre Support Letter of Credit" has the meaning set forth in Section 2.4(g).

                  "System Inventory" means finished goods Inventory consisting of headend equipment (such as receivers, satellite dishes, and antennas, sound systems (including, without limitation, speakers, amps, and volume controls), compact disc players, mounts, brackets, wire, and other equipment used in the delivery of Borrower's services.

                  "Voidable Transfer" has the meaning set forth in Section 15.8.

                  "Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such Person are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates before, in, and after the year 2000.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                  1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                  1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

                  1.6 OBLIGORS. By its execution and delivery of the Guaranty or the Guarantor Security Agreement, or any joinder thereto, any Obligor that is not party to this Agreement nevertheless shall be deemed to have agreed to be bound by each provision herein relating to Borrower, the Guarantors, or the Obligors, as the case may be, or their assets with the same force and effect as though such Obligor were party to this Agreement, mutatis mutandis.

2.   LOAN AND TERMS OF PAYMENT.

                  2.1 REVOLVING ADVANCES.

                           (a) Subject to the terms and conditions of this
Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Amount less the sum of the Letter of Credit Usage, the outstanding amount of the Acquisition Advance, and the outstanding amount of the Centre Support Advance, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this

Agreement, "Borrowing Base", as of any date of determination, shall mean the lesser of:

                           (y)      the result of:

                                    (i) the lowest of (A) 80% of Eligible
                  Accounts, less the amount, if any, of the Dilution Reserve, and (B) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding 60 day period, plus

                                    (ii) the lowest of (A) $5,000,000, (B) 60%
                  of the value of Eligible Inventory, and (C) 33.33% of the amount of credit availability created by clause (y) above, minus

                                    (iii) the aggregate amount of reserves, if
                  any, established by Foothill under Section 2.1(b); and

                           (z)      the result of:

                                    (i) 80% of Adjusted Gross Accounts, plus

                                    (ii) 60% of the value of Eligible Inventory,
                  minus

                                    (iii) the aggregate amount of reserves, if
                  any, established by Foothill under Section 2.1(b).

                           (b) Anything to the contrary in this Section
notwithstanding, Foothill shall have the right to establish reserves against the Borrowing Base in such amounts as Foothill in its reasonable judgment (from the perspective of an asset-based lender) shall deem necessary or appropriate, including (i) the Franchisee Reserve, and (ii) reserves on account of (y) sums that any Obligor is required to pay (such as taxes, assessments, insurance premiums, or, in the case of licensed or leased assets (including contract rights relative to satellite access), royalties, rents, or other amounts payable under such licenses, leases, or satellite access agreements) and has failed to pay under any Section of this Agreement or any other Loan Document, including delinquent amounts owing to ASCAP, BMI, recording label licensors, mechanical licensors, Echostar, or Microspace Communications Corp., and (z) without duplication of the foregoing, amounts owing by the Obligors to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Foothill (from the perspective of an asset-based lender), would be likely to have a priority superior to the Liens of Foothill (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral.

                           (c) Foothill shall have no obligation to make
Advances hereunder to the extent they would cause the outstanding Obligations to exceed the lesser of the Maximum Amount and the Indenture Borrowing Limit.

                           (d) Amounts borrowed pursuant to this Section 2.1 may
be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                  2.2 LETTERS OF CREDIT.

                           (a) Subject to the terms and conditions of this
Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                                        (i) the Letter of Credit Usage would
                               exceed the Borrowing Base less the amount of outstanding Advances less the aggregate amount of reserves established under Section 2.1(b); or

                                        (ii) the Letter of Credit Usage would
                               exceed the lower of: (x) the Maximum Amount less the amount of outstanding Advances, the outstanding amount of the Acquisition Advance, the outstanding amount of the Centre support Advance, and the aggregate amount of reserves established under Section 2.1(b); or (y) $3,000,000; or

                                        (iii) the outstanding Obligations would
                               exceed the Maximum Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

                           (b) Borrower hereby agrees to indemnify, save,
defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall have no obligation to so indemnify or hold harmless Foothill with respect to any such loss, cost, expense, or liability that results proximately from the gross negligence or willful misconduct of Foothill. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                           (c) Borrower hereby authorizes and directs any bank
that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                           (d) Any and all charges, commissions, fees, and costs
incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

                           (e) Immediately upon the termination of this
Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                           (f) If by reason of (i) any change in any applicable
law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                                    (A) any reserve, deposit, or similar
                  requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                                    (B) there shall be imposed on the issuing
                  bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in
Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                  2.3 ACQUISITION ADVANCE. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make a one-time advance on the Closing Date (the "Acquisition Advance") to Borrower, in an amount not to exceed at any one time the lesser of (i) $1,000,000 or (ii) the aggregate amount of Indebtedness that may be incurred pursuant to subsection 4.09(b)(vi) of the Indenture, for the limited purpose of funding a portion of the purchase price of the acquisition of MTI's assets under the MTI Purchase Agreement to the extent permitted by subsection 4.09(b)(vi) of the Indenture.

                           (b) Subject to Section 2.3(c), the outstanding
principal balance and all accrued and unpaid interest under the Acquisition Advance shall be due and payable on the earlier of (i) the Maturity Date, and
(ii) the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise.

                           (c) Except as required pursuant to this Section
2.3(c), or except as permitted by Section 3.6, the unpaid principal balance of the Acquisition Advance may not be prepaid in whole or in part. In the event that, as of any date of determination, the aggregate amount of revenue to be earned by Borrower under the Material MTI Customer Contracts during the 12 month period commencing with such date of determination is less than 150% of the then outstanding balance of the Acquisition Advance, Borrower shall pay to Foothill as a prepayment of the Acquisition Advance the amount required so that such aggregate amount of revenue is not less than 150% of the then outstanding balance of the Acquisition Advance (after giving effect to such prepayment).

                           (d) All amounts outstanding under the Acquisition
Advance shall constitute Obligations.

                           (e) The Acquisition Advance shall not be made except
in accordance with Section 7.17.

                  2.4 CENTRE SUPPORT ADVANCE. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make a one-time advance on the Closing Date (the "Centre Support Advance") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) 95% of the amount available to be drawn under the Centre Support Letter of Credit or (ii) the aggregate amount of Indebtedness that may be incurred pursuant to subsection 4.09(a) of the Indenture, for the limited purpose of funding a portion of the purchase price of the acquisition of MTI's assets under the MTI Purchase Agreement to the extent permitted by subsection 4.09(a) of the Indenture.

                           (b) Subject to Section 2.4(c), the outstanding
principal balance and all accrued and unpaid interest under the Centre Support Advance shall be due and payable on the earlier of (i) the Maturity Date, and
(ii) the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise.

                           (c) Except as permitted under this Section 2.4(c), or
except as permitted by Section 3.6, the unpaid principal balance of the Centre Support Advance may not be prepaid in whole or in part. At any time and from time to time (but in no event more frequently than once every 30 days) following the first anniversary of the Closing Date, Borrower may make partial prepayments of the Centre Support Advance if and to the extent each of the following conditions is satisfied: (i) no Event of Default has occurred and is continuing or would result therefrom; (ii) Foothill shall have received from Borrower written notice, not less than 5 Business Days prior to the proposed prepayment, setting forth the date and amount of the proposed prepayment; (iii) the amount of any one partial prepayment does not exceed $500,000; (iv) Foothill shall have received, together with such notice, detailed projections in form and substance satisfactory to Foothill that, after giving effect to the proposed prepayment and all other such prepayments theretofore made and at all times during the immediately following 12 month period, Borrower shall have Availability of not less than $2,000,000 plus the aggregate amount of accrued but unpaid interest payable under the Notes (as such term is defined in the Indenture) during such period.

                           (d) All amounts outstanding under the Centre Support
Advance shall constitute Obligations.

                           (e) All proceeds from drawings under the Centre
Support Letter of Credit shall be applied, first, to accrued but unpaid interest relative to the Centre Support Advance until paid in full, second, to any unpaid Foothill Expenses related to the Centre Support Advance or Centre Support Letter of Credit, third, to the outstanding principal balance of the Centre Support Advance, and fourth, the balance, if any, (the "Balance") shall be remitted promptly by Foothill directly to Centre; provided, however, that if, prior to the remittance of such Balance by Foothill to Centre, an Event of Default has occurred under Sections 8.5 or 8.6 (without regard to items (a) through (e)), then Foothill shall be entitled to retain such Balance and apply it to the remaining Obligations. For purposes of calculating the outstanding principal balance of the Centre Support Advance under item "third" above, there shall be included therein the principal amount of any prepayments of the Centre Support Advance made within 95 days prior to the date of the drawing under the Centre Support Letter of Credit (the "Prepayment Amount"). The Prepayment Amount shall be added to the Balance if no Event of Default has occurred under Sections 8.5 or 8.6 (without regard to items (a) through (e)) on or before the 95th day following the date of the making of the relevant prepayment of the Centre Support Advance. If such an Event of Default does occur during such period, Foothill shall be entitled to hold the Prepayment Amount until it is satisfied that no claim or action for a Voidable Transfer would be maintained on account of the relevant prepayment or shall be entitled to use such Prepayment Amount to satisfy any claim or action for a Voidable Transfer.

                           (f) The Centre Support Advance shall not be made
except in accordance with Section 7.17.

                           (g) If Borrower elects to prepay the Centre Support
Advance in accordance with subsection (c) above, Foothill agrees to accept a substitute Centre Support Letter of Credit (the "Substitute Centre Support Letter of Credit") in exchange for the then extant Centre Support Letter of Credit (the "Extant Centre Support Letter of Credit") so long as (i) such exchange does not occur on or prior to the 95th day following the date of the prepayment that occasioned such exchange, (ii) an Insolvency Proceeding commenced by or against any Obligor does not occur on or prior to the 95th day following the date of such prepayment that occasioned such exchange, and (iii) such Substitute Letter of Credit is in an amount equal to at least 105.3% of the Centre Support Advance after giving effect to the applicable prepayment and otherwise is in form and substance identical to the Extant Centre Support Letter of Credit.

                           (h) In the event that all of the Obligations have
been paid in full in cash and all of Foothill's commitments to extend credit to Borrower irrevocably have been terminated, Foothill agrees to release the Centre Support Letter of Credit and deliver the original thereof to the issuer thereof.

                  2.5 OVERADVANCES.(a) If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and
2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

                           (b) If, at any time or for any reason, the amount of
Obligations owed by Borrower to Foothill pursuant to Sections 2.3 is greater than the limitation set forth in Sections 2.3, Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay the Acquisition Advance outstanding under Section 2.3.

                           (c) If, at any time or for any reason, the amount of
Obligations owed by Borrower to Foothill pursuant to Sections 2.4 is greater than the limitation set forth in Sections 2.4, Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay the Centre Support Advance outstanding under Section 2.4.

                  2.6 INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND CALCULATIONS.

                           (a) Interest Rate. Except as provided in clause (c)
below, all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate of the Reference Rate plus the Applicable Margin.

                           (b) Letter of Credit Fee. Borrower shall pay Foothill
a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.5% per annum times the Letter of Credit Usage.

                           (c) Default Rate. Upon the occurrence and during the
continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to 4 percentage points above the rate set forth in Section 2.6(a), and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 5.5% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                           (d) [intentionally omitted]

                           (e) Payments. Interest and Letter of Credit fees
payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge (unless Foothill and Borrower shall agree in writing to alternative means of payment) such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account with respect to the Obligations under Section 2.1, which amounts thereafter shall accrue interest at the rate then applicable to Advances, the Acquisition Advance, or the Centre Support Advance hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances, the Acquisition Advance, or the Centre Support Advance hereunder.

                           (f) Computation. The Reference Rate as of the date of
this Agreement is 7.75% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                           (g) Intent to Limit Charges to Maximum Lawful Rate.
In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                  2.7 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain one (or, as may be permitted by Foothill in writing, more than one) concentration account (the "Concentration Account"). Borrower at all time shall promptly deposit all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt thereof into the Concentration Account. Borrower, Foothill, and the Concentration Account Bank shall enter into the Concentration Account Agreement. Neither the Concentration Account Agreement nor the arrangement contemplated thereby or hereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Concentration Account Agreement, all amounts received in each Concentration Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depository selected by Foothill.

                  2.8 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Concentration Account Banks pursuant to the Concentration Account Agreement or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for 2 Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Concentration Account Bank to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board 2 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Obligations, the effect of such clearance or float charge being the equivalent of charging 2 Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

                  2.9 DESIGNATED ACCOUNT. Foothill is authorized to make the Advances, the Acquisition Advance, The Centre Support Advance and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account wIth the Designated Account Bank for the purpose of receiving the proceeds of the Advances, the Acquisition Advance, and the Centre Support Advance requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance, Acquisition Advance, or Centre Support Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

                  2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances, the Acquisition Advance, or the Centre Support Advance made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Concentration Account Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

                  2.11 FEES. Borrower shall pay to Foothill the following fees:

                           (a) [intentionally omitted];

                           (b) [intentionally omitted];

                           (c) Annual Facility Fee. On each anniversary of the
Closing Date, an annual facility fee in an amount equal to 0.5% of the Maximum Amount;

                           (d) Financial Examination and Appraisal Fees. (i)
Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to pay such fees and expenses in respect of more than 4 such audits in any year; (ii) Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to pay such fees and expenses in respect of more than 2 such appraisals in any year; and (iii) the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

                           (e) Servicing Fee. On the first day of each month
during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $7,500 per month, payable in arrears; provided, however, that, if and so long as Borrower's computer system is integrated, and consolidated agings can be prepared by Borrower, in a manner acceptable to Foothill, such servicing fee shall be reduced to $2,500 per month.

3.   CONDITIONS; TERM OF AGREEMENT.

                  3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE, ACQUISITION ADVANCE, OR CENTRE SUPPORT ADVANCE.

                    The obligation of Foothill to make the initial Advance, Acquisition Advance, or Centre Support Advance, or to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                           (a) the Closing Date shall occur on or before
December 31, 1998;

                           (b) Foothill shall have received searches reflecting
the filing of its financing statements and fixture filings;

                           (c) Foothill shall have received each of the
following documents, duly executed, and each such document shall be in full force and effect:

                                        (i) the Concentration Account
                               Agreements;

                                        (ii) the Disbursement Letter;

                                        (iii) a Pay-Off Letter by each Existing
                               Lender, together with UCC termination statements and other documentation evidencing the termination by such Existing Lender of its Liens in and to the properties and assets of Borrower (or MTI);

                                        (iv) the Centre Support Letter of
                               Credit;

                                        (v) the Obligor Subordination Agreement;

                                        (vi) the Guaranty;

                                        (vii) the Guarantor Security Agreements;
                               and

                                        (viii) the Pledge Agreement;

                           (d) Foothill shall have received: (i) a certificate
from the Secretary of MLP Administration attesting to the resolutions of MLP Administration's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which MLP Administration is a party and authorizing specific officers of MLP Administration to execute the same; (ii) a certificate from the Secretary of MCC attesting to the resolutions of MCC's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which MCC is a party and authorizing specific officers of MCC to execute the same; and (iii) a certificate from the Secretary of Holdings attesting to (y) the authorization of each Obligor that is a managing partner of any other Obligor, on behalf of such other Obligor, to execute and deliver the Loan Documents to which such Obligor is a party, and (z) the resolutions of the Board of Directors of Holdings authorizing the execution and delivery by Holdings, in its capacity as the managing partner (or the managing partner of the managing partner) of each Obligor, of this Agreement and the other Loan Documents and authorizing specific officers of Holdings, in its capacity as the managing partner (or the managing partner of the managing partner) of each Obligor, to execute and deliver same;

                           (e) Foothill shall have received copies of the
Governing Documents of each Obligor and Holdings, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Holdings in its individual capacity with respect to the Governing Documents of Holdings and as the managing partner (or managing partner of the managing partner) of each Obligor with respect to such Obligor's Governing Documents;

                           (f) Foothill shall have received a certificate of
status with respect to Holdings and each Obligor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Holdings or such Obligor, which certificate shall indicate that Holdings or such Obligor, as the case may be, is in good standing in such jurisdiction;

                           (g) Foothill shall have received certificates of
status with respect to Holdings and each Obligor, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Holdings or such Obligor, as the case may be, is in good standing in such jurisdictions;

                           (h) Foothill shall have received a certificate of
insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                           (i) [intentionally omitted];

                           (j) Foothill shall have received such Collateral
Access Agreements from lessors, warehousemen, bailees, and other third persons as Foothill may require;

                           (k) Foothill shall have received an opinion of the
counsel of the Obligors and Holdings in form and substance satisfactory to Foothill in its reasonable discretion;

                           (l) Foothill shall have received: (i) evidence
satisfactory to Foothill of the consummation of each of the Structuring Transactions (including a copy of the Copyright Sub License Agreement, certified by an authorized official of Borrower as true, correct, and complete) ; (ii) a true, correct, and complete copy of the Copyright Sub License Agreement; and
(iii) an opinion of the counsel of the Obligors, in form and substance satisfactory to Foothill in its reasonable discretion, that, subject to customary qualifications and exclusions, the Structuring Transactions do not violate any law applicable to the Obligors and that neither the consummation of the Structuring Transactions nor the execution, delivery, and performance of the Copyright Sub License Agreement would violate the Indenture Documents.

                           (m) (i) Foothill shall have received a copy of each
of: (x) the Indenture and all other material Indenture Documents; (y) the MTI Purchase Agreement and the MTI Seller Note; and (z) the material license agreements (including ASCAP licenses, BMI license, mechanical licenses, and recording label licenses), third-party billing agreements (including with First Imaging and Laser Direct), and satellite access agreements of Borrower; in each case, together with a certificate of the Secretary of Borrower certifying same to be a true, complete, and correct copies thereof; and (ii) Foothill and its counsel shall have completed its legal due diligence review of the foregoing and the results of such review shall be satisfactory to Foothill;

                           (n) Foothill shall have received the respective
agreements of DSI of Hawaii, Inc., AccuDocs L.L.C. (aka First Imaging), and Laser Direct, each in form and substance reasonably satisfactory to Foothill, to provide Foothill, at Foothill's election upon the occurrence and during the continuance of an Event of Default, with substantially the same billing services as, and under terms and conditions substantially the same for, the billing services provided by such Person to or for the benefit of Borrower under the third-party billing arrangements in effect between such Person and Borrower;

                           (o) Foothill shall have received Projections of
Borrower for the forthcoming 1 year, month by month, in form and substance satisfactory to Foothill consistent with the financial projections delivered by Borrower to Foothill prior to the Closing Date;

                           (p) Foothill shall have received satisfactory
evidence that, on the Closing Date, after giving effect to initial Advances, the Acquisition Advance, and the Centre Support Advance to be made in accordance with the Disbursement Letter and Section 7.17(a)(i), the initial Letters of Credit to be issued, and the Foothill Expenses to be paid hereunder, Borrower has Availability equal to or greater than $500,000;

                           (q) Foothill shall have completed its reference
checks on Borrower's management, the results of which shall be satisfactory to Foothill;

                           (r) Foothill shall have received satisfactory
evidence that all tax returns required to be filed by the Obligors have been timely filed and no payments of any taxes upon any Obligor or its properties, assets, and income, and franchise taxes (including real property taxes and payroll taxes) are delinquent, except such taxes that are the subject of a Permitted Protest and except such taxes the nonpayment of which is immaterial; and

                           (s) Foothill shall have received satisfactory
evidence that the Indebtedness of Borrower incurred under this Agreement (including the Acquisition Advance and the Centre Support Advance) is permitted under the applicable provisions of the Indenture; and

                           (t) all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

                  3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, THE ACQUISITION ADVANCE, THE CENTRE SUPPORT ADVANCE AND ALL LETTERS OF CREDIT.

                   The following shall be conditions precedent to all Advances, the Acquisition Advance, the Centre Support Advance, and all Letters of Credit hereunder:

                           (a) the representations and warranties contained in
this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                           (b) no Default or Event of Default shall have
occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                           (c) no injunction, writ, restraining order, or other
order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                  3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                           (a) within 30 days of the Closing Date, deliver to
Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel.

                           (b) promptly upon Borrower's receipt of the Material
MTI Customer Contracts from MTI, deliver to Foothill copies of same, together with an updated Schedule M-1 that provides all information missing from the Schedule M-1 delivered on the Closing Date.

                  3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date that is 3 years from the Closing Date (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                  3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

                  3.6 EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon not less than 10 days and not more than 20 days prior written notice to Foothill (such notice shall be irrevocable unless the impending transaction that gave rise to the sending of such notice fails to occur), to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the Letters of

Credit), in full, together with a premium (the "Early Termination Premium") equal to:

                           (a) $600,000, if such termination occurs during the
period from and after the Closing Date and up to and including first anniversary of the Closing Date; provided, however, that, if such termination occurs during such period proximately in connection with, and substantially contemporaneously with the consummation of, an acquisition of all or substantially all of the capital Equity Interests of Borrower or the acquisition of all or substantially all of the Obligors' assets (including a sale effected by one or more mergers, consolidations, or reorganizations), then, the Early Termination Premium otherwise applicable under this Section 3.6(a) shall equal $200,000;

                           (b) $400,000, if such termination occurs during the
period from and after the date immediately following the first anniversary of the Closing Date and up to and including the second anniversary of the Closing Date; provided, however, that, if such termination occurs during such period proximately in connection with, and substantially contemporaneously with the consummation of, an acquisition of all or substantially all of the capital Equity Interests of Borrower or the acquisition of all or substantially all of the Obligors' assets (including a sale effected by one or more mergers, consolidations, or reorganizations), then, the Early Termination Premium otherwise applicable under this Section 3.6(b) shall equal $200,000; and

                           (c) $200,000, if such termination occurs after the
second anniversary of the Closing Date and before the Maturity Date.

                  3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

4.   CREATION OF SECURITY INTERESTS.

                  4.1 GRANTS OF SECURITY INTERESTS.

                  (a) Borrower hereby grants to Foothill continuing security interests in (i) all currently existing and hereafter acquired or arising Borrower Collateral, and (ii) all currently existing and hereafter acquired or arising Acquired Collateral consisting of Accounts or Inventory, in order to secure prompt repayment of any and all Obligations (other than Obligations solely and directly relating to the Centre Support Advance and the Acquisition

Advance) and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.

                  (b) With respect to each item of Acquired Collateral, whether currently existing or hereafter acquired or arising, Borrower hereby grants to Foothill a continuing security interest in such item of Acquired Collateral in order to secure prompt repayment of any and all Obligations relating to the Acquisition Advance.

                  (c) Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

                  4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall (and shall cause each of the other Obligors to, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby agrees to) endorse and deliver physical possession of such Negotiable Collateral to Foothill.

                  4.3 COLLECTION OF ACCOUNTS. At any time after the occurrence and during the continuation of an Event of Default, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts (and proceeds of Collateral consisting of Accounts, General Intangibles, or Negotiable Collateral) have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts (and such proceeds) directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

                  4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall (and shall cause each of the other Obligors to, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby agrees to) execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, collateral assignments, mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral (whether now owned or hereafter arising or acquired), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

                  4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints (and hereby causes each of the other Obligors to make, constitute, and appoint, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby makes, constitutes, and appoints) Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as the Obligors' true and lawful attorney, with power to (a) if such Obligor refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Obligor on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Obligor's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Obligor's name on any Collection item that may come into Foothill's possession,
(e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of such Obligor's mail to an address designated by Foothill, to receive and open all mail addressed to such Obligor, and to retain all mail relating to the Collateral and forward all other mail to such Obligor, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Obligors' policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as the Obligors' attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                  4.6 RIGHT TO INSPECT. Prior to the time that an Event of Default has occurred and is continuing, Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours and without substantially disrupting the Obligors' normal business operations, to inspect the Books and to check, test, and (subject to Section 2.11(d)) appraise the Collateral in order to verify the Obligors' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Upon the occurrence and during the continuation of an Event of Default has occurred and is continuing, Foothill (through any of its officers, employees, or agents) shall have the right, from time to time thereafter, to inspect the Books and to check, test, and (subject to Section 2.11(d)) appraise the Collateral in order to verify the Obligors' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.   REPRESENTATIONS AND WARRANTIES.

                  In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Acquisition Advance, Centre Support Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance, Acquisition Advance, Centre Support Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

                  5.1 NO ENCUMBRANCES. Each Obligor has good and marketable title to the Collateral of such Obligor, free and clear of Liens except for Permitted Liens.

                  5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except to the extent that the effect of such defenses, disputes, offsets, counterclaims, or rights of return or cancellation have been specified on the applicable Borrowing Base certificate. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any one or more Account Debtors regarding any Eligible Account or other Accounts in excess of $100,000 in the aggregate.

                  5.3 ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

                  5.4 EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

                  5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

                  5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                  5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower and each Guarantor is located at the address for Borrower indicated in the preamble to this Agreement and the FEINs for each of the Obligors are as set forth on Schedule 5.7.

                  5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Obligors and Holdings is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                           (b) Set forth on Schedule 5.8, is a complete and
accurate list of each Obligor's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares or units of each class of Equity Interests authorized for each of such Subsidiaries; and
(iii) the number and the percentage of the outstanding shares or units of each such class owned directly or indirectly by such Obligor. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                           (c) Except as set forth on Schedule 5.8, no Equity
Interests (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Equity Interests) of any direct or indirect Subsidiary of any Obligor is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

                  5.9 DUE AUTHORIZATION; NO CONFLICT.

                           (a) The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate or partnership (as the case may be) action.

                           (b) The execution, delivery, and performance by each
of the other Obligors of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or partnership (as the case may be) action.

                           (c) The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of holders of Equity Interests or any approval or consent of any Person under any material contractual obligation of Borrower.

                           (d) The execution, delivery, and performance by each
of the other Obligors of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation

(including Regulations T, U, and X of the Federal Reserve Board) applicable to such Obligor, the Governing Documents of such Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Obligor,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of such Obligor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of holders of Equity Interests, or any approval or consent of any Person under any material contractual obligation, of such Obligor.

                           (e) Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person, except for any such registrations already made, such consents or approvals already obtained, such notices already given, and such other actions already taken.

                           (f) Other than the filing of appropriate financing
statements, fixture filings, and mortgages, the execution, delivery, and performance by each of the other Obligors of the Loan Documents to which such Obligor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                           (g) This Agreement and the Loan Documents to which
Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                           (h) With respect to each of the other Obligors, the
Loan Documents to which such Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                           (i) The Liens granted by Borrower to Foothill in and
to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                           (j) The Liens granted by each of the other Obligors
to Foothill in and to its properties and assets pursuant to the Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                  5.10 LITIGATION.There are no actions or proceedings pending by or against any Obligor before any court or administrative agency and neither Borrower nor any other Obligor has any knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Obligor, except for: (a) ongoing collection matters in which an Obligor is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to the Obligors, reasonably could not be expected to result in a Material Adverse Change.

                  5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                  5.12 SOLVENCY.Each Obligor is Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Obligor.

                  5.13 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or, to Borrower's knowledge, any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on
Schedule 5.13. Borrower, each of its Subsidiaries and, to Borrower's knowledge, each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, or, to Borrower's knowledge, any ERISA Affiliate or any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or, to Borrower's knowledge, any ERISA Affiliate, is required to provide security to any Plan under Section 401(a)(29) of the IRC.

                  5.14 ENVIRONMENTAL CONDITION. Except as set forth on Schedule 5.14, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any

Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

                  5.15 BROKERAGE FEES. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.

                  5.16 YEAR 2000 COMPLIANCE. (a) On the basis of a comprehensive review and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of those suppliers and vendors of Borrower whose failure to be Year 2000 Compliant on a timely basis could have a Material Adverse Effect, Borrower's management is of the considered view that Borrower's mission critical operations and operations at its headquarters will be Year 2000 Compliant before April 30, 1999 and all other operations, its products, and all such suppliers and vendors will be Year 2000 Compliant before August 31, 1999.

                           (b) Borrower (i) has undertaken a detailed review and
assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that all operations of Borrower will be Year 2000 Compliant on a timely basis.

                  5.17 INTELLECTUAL PROPERTY. The Obligors own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of their business as currently conducted.

                  5.18 LEASES. Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating. All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

                  5.19 MATERIAL MTI CUSTOMER CONTRACTS.

                  (a) Schedule M-1 identifies each customer contract of MTI acquired by Borrower pursuant to the MTI Purchase Agreement.

                  (b) With respect to each MTI Material Customer Contract listed thereon, Schedule M-1 accurately identifies the expiration date of and, to the extent set forth, the monthly revenue owing to Borrower under such MTI Material Customer Contract.

6.   AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall (and, where applicable, cause each of the other Obligors to, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby agrees to) do all of the following:

                  6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables Borrower and the other Obligors to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Foothill. The Obligors also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

                  6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form reasonably satisfactory to Foothill:


----------------------- --------------------------------------------------------
Weekly (a) a sales journal, collection journal, and credit register since the last such schedule, a calculation of the Indenture Borrowing Limit as of such date, and a calculation of the Borrowing Base as of such date, and

                        (b) notice of all returns, disputes, or claims.

                        (c) inventory reports specifying Borrower's cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory.

----------------------- --------------------------------------------------------
Monthly (not later      (d) a detailed calculation of the Borrowing Base,
than the 15th day of
each month)             (e) a detailed aging, by total, of the Accounts,
                        together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Lender,

                        (f) a summary aging, by vendor, of Borrower's accounts payable and any book overdraft,

                        (g) a calculation of Dilution for the prior month, and

                        (h) an updated Schedule M-1 identifying each Material MTI Customer Contract, the expiration date thereof, and the amount of revenue owing to Borrower thereunder during the next 12 months.

----------------------- --------------------------------------------------------
Quarterly               (i) a detailed list of Borrower's customers, and a
                        detailed list of the Relevant Copyrights.

----------------------- --------------------------------------------------------
Promptly (and in any    (j) with respect to each Benefit Plan and Multiemployer
event within 5          Plan, copies of all annual reports and attachments
Business Days           thereto (including actuarial reports and financial
after the same is       statements), notices, and other information that is
received)               provided by the relevant plan administrator to Borrower.

----------------------- --------------------------------------------------------
Upon request by Lender  (k) copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and

                        (j) such other reports as to the Collateral or the financial condition of Borrower as Lender reasonably may request.

----------------------- --------------------------------------------------------



                  6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to
Foothill: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                  Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, promptly and in any event within 15 days after the same are filed, or any other information that is provided by Borrower to its limited partners generally, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                  Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  No later than December 31 of each year, Borrower shall deliver to Foothill preliminary Projections of Borrower for the forthcoming year, month by month. Borrower shall deliver final Projections for the forthcoming year, month by month, by January 31 of such year.

                  Borrower (and, if required, each of the other Obligors) shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning the Obligors that Foothill may request. Borrower hereby irrevocably authorizes and directs (and hereby agrees to cause promptly each of the other Obligors to irrevocably authorize and direct, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby irrevocably authorizes and directs) all auditors, accountants, or other third parties that Foothill reasonably could expect to have access to such information to deliver to Foothill, at Borrower's expense, copies of the Obligors' financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding the Obligors' business affairs and financial conditions.

                  6.4 TAX RETURNS. Deliver to Foothill copies of each of the future federal income tax returns, and any amendments thereto, of the Obligors within 30 days of the filing thereof with the Internal Revenue Service.

                  6.5 GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver, upon Foothill's reasonable request therefor, its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

                  6.6 RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

                  6.7 TITLE TO EQUIPMENT. Upon Foothill's request, each Obligor immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                  6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment (other than Equipment that is immaterial to the Obligors' business) in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, no Obligor shall permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

                  6.9 TAXES. (a) Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.

                    (b) Make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.

                    (c) Make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that the relevant Obligor has made such payments or deposits.

                  6.10INSURANCE.

                           (a) At the Obligors' expense, keep the Collateral
insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. The Obligors also shall maintain business interruption, public liability, product liability, and property damage insurance relating to the Obligors' ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                           (b) At the Obligors' expense, obtain and maintain (i)
insurance of the type necessary to insure the Collateral, for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent the Obligors from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property, in an amount of not less than $1,000,000 individually or $5,000,000 in the aggregate; (iii) [intentionally omitted]; and (iv) insurance for such other risks as Foothill may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every 12 months at the Obligors' cost.

                           (c) All such policies of insurance shall be in such
form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the Loan Documents upon the happening of an Event of Default, or (iii) any change in title or ownership of the Collateral. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                           (d) Original policies or certificates thereof
satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. The Obligors shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust (i) any loss in excess of $250,000.00, and (ii) after the occurrence and during the continuation of an Event of Default, any loss whatsoever. Foothill shall have the exclusive right to adjust all such losses payable under any such insurance policies without any liability to the Obligors whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to the Obligors under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

                           (e) The Obligors shall not take out separate
insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard 438BFU (NS) Mortgagee endorsement, or its local equivalent. The Obligors immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

                  6.11 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of the Obligors without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                  6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 or Schedule E-1 so long as such amendment occurs by written notice to Foothill not less than 10 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, on or before the date on which the Equipment or Inventory is moved to such new location, the applicable Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and, if requested by Foothill, provides to Foothill a Collateral Access Agreement.

                  6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

                  6.14 EMPLOYEE BENEFITS.

                           (a) Cause to be delivered to Foothill, each of the
following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary, or, to Borrower's knowledge, ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC -- Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which Borrower or such Subsidiary is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed by Borrower or any Subsidiary thereof with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, with respect to such request, (iii) promptly, and in any event within 3 Business Days after Borrower or any Subsidiary thereof first is aware of the filing thereof with the IRS, a copy of each funding waiver request filed by any Person other than Borrower or any Subsidiary thereof with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, with respect to such request, and
(iv) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                           (b) Cause to be delivered to Foothill, upon
Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or, to Borrower's knowledge, any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or, to Borrower's knowledge, any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.15 LICENSES, LEASES, AND SATELLITE ACCESS AGREEMENTS. Pay when due all royalties, rents, and other amounts payable under any non-immaterial licenses, leases, or satellite access agreements to which any Obligor is a party or by which any Obligor's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that any Obligor fails timely to make payment of such royalties, rents, and other amounts payable when due under its licenses, leases, or satellite access agreements, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

                  6.16 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

                  6.17 YEAR 2000 COMPLIANCE. Borrower's mission critical operations and operations at its headquarters will be Year 2000 Compliant before April 30, 1999 and all other operations, its products, and all suppliers and vendors of Borrower whose failure to be Year 2000 Compliant on a timely basis could have a Material Adverse Effect will be Year 2000 Compliant before August 31, 1999.

                  6.18 TRANSFER AND LICENSE OF RELEVANT COPYRIGHTS. The Obligors promptly shall transfer all Relevant Copyrights generated or acquired by any Obligor to Copyright Sub and cause such Relevant Copyrights to be licensed by Copyright Sub on a non-exclusive basis to Borrower pursuant to the Copyright Sub License Agreement.

7.   NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do, and will not cause, suffer, or permit any of the other Obligors to do (and by its execution and delivery of the Guaranty or a joinder thereto, each Guarantor hereby agrees that it will not do), any of the following without Foothill's prior written consent:

                  7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                           (a) Indebtedness evidenced by this Agreement,
together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                           (b) Indebtedness set forth in Schedule 7.1;

                           (c) Borrower, MCC, and Copyright Sub may be liable
for Indebtedness outstanding under the Notes (as such term is defined in the Indenture) and the other Indenture Documents in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

                           (d) Indebtedness owed by any Obligor to any other
Obligor, so long as such Indebtedness is the subject of the Obligor Subordination Agreement;

                           (e) Purchase Money Indebtedness incurred after the
Closing Date in an aggregate amount outstanding at any one time not to exceed the result of (i) the lesser of $2,000,000 or the amount of Indebtedness permitted under subsection 4.09(b)(vi) of the Indenture, less (ii) the aggregate outstanding amount of the Acquisition Advance;

                           (f) Borrower may be liable for unsecured Indebtedness
outstanding under the MTI Seller Note;

                           (g) Borrower may be liable for other unsecured
Indebtedness in an aggregate amount at any one time outstanding not to exceed S2,000,000, so long as and to the extent that the incurrence of such Indebtedness is permitted under the Indenture;

                           (h) refinancings, renewals, or extensions of
Indebtedness permitted under clauses (b), (c), (d), (e), (f), and (g) of this
Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

                  7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under

Section 7.1(h) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

                  7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. (a) Except for Permitted Acquisitions or the acquisition of the assets of MTI pursuant to the MTI Purchase Agreement, consummate any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or, (b) except for Permitted Dispositions, convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

                  7.4 DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of the properties or assets of the Obligors, other than Permitted Dispositions.

                  7.5 CHANGE NAME. Change any Obligor's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name, unless the applicable Obligor shall have provided Foothill not less than 30 days prior written notice of any such proposed changes and executed and delivered to Foothill such documents (including financing statements, fixture filings, and Collateral Access Agreements) as Foothill reasonably may request.

                  7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill and except to the extent of pari passu (but not senior) guarantees required under Section 4.15 of the Indenture.

                  7.7 NATURE OF BUSINESS. Make any change in the principal nature of the Obligors' business.

                  7.8 PREPAYMENTS AND AMENDMENTS.

                           (a) Except in connection with a refinancing permitted
by Section 7.1(h), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                           (b) Directly or indirectly, amend, modify, alter,
increase, or change any of the terms or conditions of the Centre Support Letter of Credit or of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), (d),
(e), (f), (g), or (h).

                  7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                  7.11 DISTRIBUTIONS.Make any distribution or declare or pay any dividends (in cash or other property, other than Equity Interests) on, or purchase, acquire, redeem, or retire any of the Equity Interests of any Obligor, of any class, whether now or hereafter outstanding. The immediately preceding sentence shall not restrict the ability of the Obligors to make contingent payments or issue Equity Interests, in each case to the extent not prohibited by this Agreement, for Permitted Acquisitions.

                  7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Obligors' accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or the Obligors' financial condition. The Obligors waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agree that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                  7.13 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) other than the acquisition of the assets of MTI pursuant to the MTI Purchase Agreement and Permitted Acquisitions, the acquisition of all or substantially all of the properties or assets of a Person.

                  7.14 TRANSACTIONS WITH AFFILIATES.Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Obligor, except for: (a) the transfer and license of Relevant Copyrights pursuant to the Structuring Transactions and Section 6.18, and (b) transactions that are in the ordinary course of the Obligors' business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to the applicable Obligor than would be obtained in an arm's length transaction with a non-Affiliate.

                  7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

                  7.16 [INTENTIONALLY OMITTED]

                  7.17 USE OF PROCEEDS. Use: (a) the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, (x) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to each Existing Lender, (y) funding a portion of the purchase price of the acquisition of MTI's assets consisting of accounts, inventory, and


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
other working capital assets under the MTI Purchase Agreement, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and
(ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted working capital purposes; in each case, solely to the extent such Advances are permitted under subsection 4.09(b)(i) of the Indenture; (b) the proceeds of the Acquisition Advance made hereunder for any purpose other than, on the Closing Date, funding a portion of the purchase price of the acquisition of the Material MTI Customer Contracts and other assets (exclusive of accounts or inventory) of MTI under the MTI Purchase Agreement, solely to the extent the Acquisition Advance is permitted under subsection 4.09(b)(vi) of the Indenture; and (c) the proceeds of the Centre Support Advance made hereunder for any purpose other than, on the Closing Date, funding a portion of the purchase price of the acquisition of MTI's assets (exclusive of accounts and inventory) under the MTI Purchase Agreement, solely to the extent the Centre Support Advance is permitted under subsection 4.09(a) of the Indenture.

                  7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, the applicable Obligor provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

                  7.19 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                           (a) engage, or permit any Subsidiary of Borrower to
engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                           (b) permit to exist with respect to any Benefit Plan
any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                           (c) fail, or permit any Subsidiary of Borrower to
fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                           (d) terminate, or permit any Subsidiary of Borrower
to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;


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
                           (e) fail, or permit any Subsidiary of Borrower to
fail, to make any required contribution or payment to any Multiemployer Plan;

                           (f) fail, or permit any Subsidiary of Borrower to
fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;

                           (g) amend, or permit any Subsidiary of Borrower to
amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                           (h) withdraw, or permit any Subsidiary of Borrower to
withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $50,000.

                  7.20 FINANCIAL COVENANTS.(a)EBITDA. Fail to achieve EBITDA for each of the following fiscal quarters of not less than the amount shown below for the fiscal quarter corresponding thereto:


--------------------------------------------- ----------------------------------
Fiscal Quarter                                        Minimum EBITDA
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/99                 $6,175,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/99                 $6,381,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/99                 $6,586,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 12/31/99                $6,790,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/00                 $7,129,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/00                 $7,546,000
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/00                 $7,986,000
--------------------------------------------- ----------------------------------
fiscal  quarter  ending on or about 12/31/00              $8,426,000
and each fiscal quarter thereafter
--------------------------------------------- ----------------------------------

                           (b) EBITDA Less Capital Expenditures. For each of the
following fiscal quarters, cause, suffer, or permit the amount equal to the result of (i) EBITDA achieved for such period minus (ii) capital expenditures made during such period to be less than the amount shown below for the fiscal quarter corresponding thereto:


--------------------------------------------- ----------------------------------
Fiscal Quarter                                        Minimum EBITDA
                                                      Less Capital Expenditures
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/99                 $2,719,200
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/99                 $3,006,400
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/99                 $3,354,400
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 12/31/99                $3,549,600
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/00                 $3,672,800
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/00                 $4,116,800
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/00                 $4,611,200
--------------------------------------------- ----------------------------------
fiscal  quarter  ending on or about 12/31/00              $5,047,200
and each fiscal quarter thereafter
--------------------------------------------- ----------------------------------


                           (c) Net Worth. Fail to maintain Net Worth for each of
the following fiscal quarters of not less than the amount shown below for the fiscal quarter corresponding thereto (amounts in parenthesis (($)) are negative amounts) less, in each case, the amount of any non-cash equity based compensation from and after January 1, 1999:


--------------------------------------------- ----------------------------------
Fiscal Quarter                                     Minimum Net Worth
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/99               ($36,570,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/99               ($39,690,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/99               ($42,460,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 12/31/99              ($45,080,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 3/31/00               ($47,750,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 6/30/00               ($50,040,000)
--------------------------------------------- ----------------------------------
fiscal quarter ending on or about 9/30/00               ($51,920,000)
--------------------------------------------- ----------------------------------
fiscal  quarter  ending on or about 12/31/00            ($53,400,000)
and each fiscal quarter thereafter
--------------------------------------------- ----------------------------------


                  7.21 CAPITAL EXPENDITURES. Make capital expenditures in excess of: (a) $19,000,000 in the aggregate during the Obligors' fiscal year ending on or about December 31, 1999, (b) $19,500,000 in the aggregate during the Obligors' fiscal year ending on or about December 31, 2000, and (c) $19,850,000 in the aggregate during the Obligors' fiscal year ending on or about December 31, 2001.

                  7.22 COPYRIGHT SUB LICENSE AGREEMENT; RELEVANT COPYRIGHTS.

                           (a) Cause, suffer, or permit the Copyright Sub
License Agreement, or the arrangements contemplated thereunder, to be amended, modified, terminated, suspended, or no longer in full force and effect.

                           (b) Cause, suffer, or permit all or any portion of
the Relevant Copyrights to be licensed in any manner, or to any Person, on an exclusive basis.

                  7.23 THIRD-PARTY BILLING AGREEMENTS. Enter into a third-party billing agreement with any Person, unless such Person executes and delivers to Foothill an agreement, in form and substance reasonably satisfactory to Foothill, to provide Foothill with substantially the same billing services as, and under terms and conditions substantially the same for, the billing services provided by such Person to Borrower under the third-party billing agreement in effect between such Person and Borrower.



8.   EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 If the Obligors fail to pay, when due and payable or when declared due and payable, any portion of the Obligations (whether of principal,


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
interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Foothill Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 5 Business Days of its receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance.

                  8.2 (a) If any Obligor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement applicable to such Obligor contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.12 (Location of Inventory and Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits), or 6.15 (Licenses and Leases) of this Agreement and such failure continues for a period of 5 Business Days; (b) If any Obligor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System) or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days;
(c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern); or (d) If any Obligor (other than Borrower) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement applicable to such Obligor contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern);

                  8.3 If there is a Material Adverse Change and Foothill declares same in writing;

                  8.4 If any material portion of the Obligors' properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5 If an Insolvency Proceeding is commenced by any Obligor;

                  8.6 If an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: (a) the applicable Obligor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during


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
the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any one or more of the Obligors; or (e) an order for relief shall have been issued or entered therein;

                  8.7 If any one or more of the Obligors is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  8.8 (a) If a notice of Lien, levy, or assessment is filed of record with respect to any of the properties or assets of the Obligors by the United States, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the properties or assets of the Obligors and the same is not paid on the payment date thereof, or

         (b) If a notice of Lien, levy, or assessment in excess of $100,000 in the aggregate is filed of record with respect to any of the properties or assets of the Obligors by any state, county, municipal, or other non-federal Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities in excess of $100,000 in the aggregate becomes a Lien upon any of the properties or assets of the Obligors and the same is not paid and the same is not released, discharged, or bonded against before the earlier of 30 days after the date it first arises or 5 days prior to the date when such asset is subject to being forfeited by the Obligors;

                  8.9 If a judgment in excess of $100,000 becomes a Lien or encumbrance upon any material portion of the properties or assets of the Obligors and the same is not paid and the same is not released, discharged, or bonded against before the earlier of 30 days after the date it first arises or 5 days prior to the date when such asset is subject to being forfeited by the Obligors;

                  8.10 If there is a default in any material agreement to which any Obligor is a party with one or more third Persons and such default (a) occurs at the final maturity of the Obligor's obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the obligations of any one or more of the Obligors thereunder;

                  8.11 If any Obligor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                  8.12 If the Centre Support Letter of Credit (as the same may be reduced in face amount from time to time in accordance with Section 2.4) is not renewed, at least 60 days prior to the stated expiry date thereof, for an additional period satisfactory to Foothill;

                  8.13 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill herein or the other Loan Documents by any Obligor, or if any such warranty or representation is withdrawn; or

                  8.14 If the obligation of any Guarantor under its Guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder.

9.   FOOTHILL'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower (and hereby caused by Borrower to be authorized by each of the other Obligors (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby authorizes same)):

                           (a) Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                           (b) Cease advancing money or extending credit to or
for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                           (c) Terminate this Agreement and any of the other
Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                           (d) Settle or adjust disputes and claims directly
with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                           (e) Cause Borrower to hold all returned Inventory in
trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                           (f) Without notice to or demand upon any Obligor or
any other guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble, and cause each of the other Obligors to (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the

Guarantors hereby agrees to) assemble, the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes, and hereby agrees to cause each of the other Obligors promptly to authorize (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby authorizes), Foothill to enter the premises where Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any owned or leased premises of any of the Obligors, Borrower hereby grants, and hereby causes each of the other Obligors immediately to grant (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby grants), Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                           (g) Without notice to any Obligor (such notice hereby
being expressly waived by Borrower and caused by Borrower to be waived by each of the other Obligors, and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby waives same), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower or any of the other Obligors held by Foothill (including any amount received by Foothill in the Concentration Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower or any of the other Obligors held by Foothill;

                           (h) Hold, as cash collateral, any and all balances
and deposits of Borrower or any of the other Obligors held by Foothill, and any amounts received in the Concentration Accounts, to secure the full and final repayment of all of the Obligations;

                           (i) Ship, reclaim, recover, store, finish, maintain,
repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants, and agrees to cause each of the other Obligors to grant (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby grants), to Foothill a license or other right to use, without charge, the Obligors' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and the Obligors' rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                           (j) Sell the Collateral at either a public or private
sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Obligors' premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                           (k) Foothill shall give notice of the disposition of
the Collateral as follows:

                                    (1) Foothill shall give the relevant Obligor
                  and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                                    (2) The notice shall be personally delivered
                  or mailed, postage prepaid, to the relevant Obligor as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than the Obligors claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                                    (3) If the sale is to be a public sale,
                  Foothill also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                           (l) Foothill may credit bid and purchase at any
public sale; and

                           (m) Any deficiency that exists after disposition of
the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower for the benefit of the Obligors.

                  9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

10.  TAXES AND EXPENSES.

                  If any Obligor fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of licensed or leased properties or assets, royalties, rents, or other amounts payable under such licenses or leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by the Obligors could result in a Material Adverse Change, in its discretion, Foothill may do any or all of the following: (a) with at least 3 Business Days prior telephonic or other notice to Borrower (unless Foothill in good faith and reasonably determines that an event or circumstance that materially and imminently threatens the ability of Foothill to realize upon all or any material part of the Collateral is likely to manifest itself within such 3 Business Day period, in which case, Foothill need only give Borrower telephonic or other notice not later than 1 Business Day following Foothill's making such payment), make payment of the same or any part thereof unless Foothill receives satisfactory evidence of the applicable Obligor's payment of same prior to Foothill's making of such payment; (b) without prior notice to the Obligors, set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) without prior notice to the Obligors, obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS; INDEMNIFICATION.

                  11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower or any other Obligor may in any way be liable.

                  11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. Borrower hereby agrees that, and agrees to cause each of the other Obligors to agree that (and, by its execution and delivery of the Guaranty or a joinder thereto, each of the Guarantors hereby agrees that), so long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower and the other Obligors.

                  11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12.  NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to any Obligor or to Foothill, as the case may be, at its address set forth below:

           If to Borrower:           c/o MUZAK LIMITED PARTNERSHIP
                                     2901 Third Avenue,  Suite 400
                                     Seattle, Washington 98121
                                     Attn: Chief Financial Officer
                                     Fax No.  206.728.5849

           With copies to:           HELLER, EHRMAN, WHITE & McAULIFFE
                                     6100 Columbia Center
                                     701 Fifth Avenue
                                     Seattle, Washington 98104-7098
                                     Attn: Louisa Barash, Esq.
                                     Fax No. 206.447.0849


           If to Borrower:           FOOTHILL CAPITAL CORPORATION
                                     11111  Santa Monica Boulevard
                                     Suite 1500
                                     Los Angeles, California 90025-3333
                                     Attn:  Business Finance Division Manager
                                     Fax No. 310.478.9788


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           With copies to:           BROBECK, PHLEGER & HARRISON LLP
                                     550 South Hope Street
                                     Los Angeles, California  90071
                                     Attn:  John Francis Hilson, Esq.
                                     Fax No.  213.745.3345

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower, for itself and each of the other Obligors, acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE OBLIGORS AND FOOTHILL AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF THE OBLIGORS AND FOOTHILL WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. THE OBLIGORS AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY


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TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE
LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE OBLIGORS AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  DESTRUCTION OF OBLIGORS' DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.  GENERAL PROVISIONS.

                  15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

                  15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower or any other Obligor is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to the Obligors or the Obligors' business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to the Obligors and such assignment shall effect a novation among Foothill, the Obligors, and such third Person.

                  15.3 SECTION HEADINGS.Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  15.4 INTERPRETATION.Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower


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or any other Obligor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties (including Borrower for itself and on behalf of each of the other Obligors) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

                  15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                  15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.


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                  15.10 CONFIDENTIALITY. Foothill agrees that material,
non-public information regarding the Obligors, their operations, assets, and existing and contemplated business plans shall be treated by Foothill in a confidential manner, and shall not be disclosed by it to Persons who are not parties to this Agreement, except that Foothill may disclose such information
(a) to counsel for and other advisors, accountants, and auditors to Foothill,
(b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (c) as may be agreed to in advance by Foothill, (d) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Foothill), (e) to its Affiliates, and (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of Foothill's interests under this Agreement; provided that any such counsel, advisors, accountants, auditors and any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to take its interest hereunder subject to the terms hereof.





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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed in Los Angeles, California.


                              MUZAK LIMITED PARTNERSHIP,
                              a Delaware limited partnership

                              By: MLP Acquisition L.P., a Delaware
                                  limited partnership, its managing general
                                  partner

                                  By: Music Holdings Corp., a Delaware
                                      corporation, its general partner

                                      By: /s/ Brad D. Bodenman
                                          -------------------------------------
                                          Title: Chief Financial Officer



                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation

                              By: /s/ B. Foreman
                                  ---------------------------------------------
                                  Title: Senior Vice President






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